Exhibit 10.8
2008 AMENDMENT TO
THE FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN
     Pursuant to the authority granted to the Board of Directors of Federal Home Loan Bank of Dallas, under Section 9.2 of the Federal Home Loan Bank of Dallas Special Non-Qualified Deferred Compensation Plan (the “Plan”), the Plan is hereby amended as follows:
     Section 7.1 of the Plan is hereby amended to add a new Paragraph 7.1(d) that provides as follows:
“(d) Transition Relief. Notwithstanding paragraph (c) above, the transition guidance issued by the Internal Revenue Service under Section 409A of the Code provides an exception to the general timing rules for distribution elections. As a result, a Participant’s elections with respect to his or her Account may be revised on or before December 31, 2008 with respect to the timing and method of payment; provided, that such revised election does not cause amounts that were otherwise payable in 2008 to be paid in a subsequent year and does not provide for amounts payable in a subsequent year to be paid in 2008. The Committee will interpret and administer this provision to ensure compliance with IRS Notices 2007-86 and 2006-79 and any additional guidance issued by the IRS.”
     The effective date of this 2008 Amendment to the Federal Home Loan Bank of Dallas Special Non-Qualified Deferred Compensation Plan shall be December 10, 2008.
     Executed this 10th day of December, 2008.

FEDERAL HOME LOAN BANK OF DALLAS
By:	/s/ Timothy J. Heup
Corporate Officer

ATTEST:

/s/ Brehan Chapman
Corporate Secretary